Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-222150 on Form S-1 of PlayAGS, Inc. (formerly AP Gaming Holdco, Inc.) of our report dated March 27, 2015 (August 12, 2015 with respect to the income before tax and income tax rate reconciliation tables in Note 10 and with respect to Note 13) relating to the consolidated financial statements of Cadillac Jack, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2014, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

January 16, 2018